Filed Pursuant to Rule 433

Registration No. 333-234764

March 18, 2021

PRICING TERM SHEET

$650,000,000 0.900% Notes due 2023

$900,000,000 3.125% Notes due 2031

$650,000,000 4.400% Notes due 2051

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in those documents. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Diamondback Energy, Inc.

Format:	SEC Registered

Trade Date:	March 18, 2021

Settlement Date:	March 24, 2021 (T+4)

It is expected that delivery of the Notes will be made against payment therefor on or about March 24, 2021, which is the fourth business day following the Trade Date (such settlement cycle being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Ba1 (Positive)
S&P: BBB- (Stable)
Fitch: BBB (Stable)

0.900% Notes due 2023

Principal Amount:	$650,000,000

Maturity Date:	March 24, 2023

Benchmark Treasury:	UST 0.125% due February 28, 2023

 *Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Benchmark Treasury Price/Yield:	99-30 1/8 / 0.155%

Spread to Benchmark Treasury:	T+75 basis points

Yield to Maturity:	0.905%

Price to Public:	99.990% of principal amount, plus accrued interest, if any from March 24, 2021

Coupon:	0.900%

Interest Payment Dates:	March 24 and September 24, beginning September 24, 2021

Optional Redemption:	Not redeemable in whole or in part at any time prior to September 24, 2021. At any time on or after September 24, 2021, at 100% of the principal amount plus accrued interest to, but not including, the redemption date.

CUSIP/ISIN:	25278X AS8 / US25278XAS80

3.125% Notes due 2031

Principal Amount:	$900,000,000

Maturity Date:	March 24, 2031

Benchmark Treasury:	UST 1.125% due February 15, 2031

Benchmark Treasury Price/Yield:	94-20+ / 1.715%

Spread to Benchmark Treasury:	T+145 basis points

Yield to Maturity:	3.165%

Price to Public:	99.659% of principal amount, plus accrued interest, if any from March 24, 2021

Coupon:	3.125%

Interest Payment Dates:	March 24 and September 24, beginning September 24, 2021

Optional Redemption:	At any time prior to December 24, 2030, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points), plus accrued interest to the redemption date. At any time on or after December 24, 2030, at 100% of the principal amount plus accrued interest to, but not including, the redemption date.

CUSIP/ISIN:	25278X AR0 / US25278XAR08

4.400% Notes due 2051

Principal Amount:	$650,000,000

Maturity Date:	March 24, 2051

Benchmark Treasury:	UST 1.625% due November 15, 2050

Benchmark Treasury Price/Yield:	82-10 / 2.470%

Spread to Benchmark Treasury:	T+195 basis points

Yield to Maturity:	4.420%

Price to Public:	99.669% of principal amount, plus accrued interest, if any from March 24, 2021

Coupon:	4.400%

Interest Payment Dates:	March 24 and September 24, beginning September 24, 2021

Optional Redemption:	At any time prior to September 24, 2050, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 30 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after September 24, 2050, at 100% of the principal amount plus accrued interest to the redemption date.

CUSIP/ISIN:	25278X AQ2 / US25278XAQ25

***

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC

BofA Securities, Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Capital One Securities
ING Financial Markets LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BOK Financial Securities, Inc.
CIBC World Markets Corp.
Comerica Securities, Inc.
FHN Financial Securities Corp.
Huntington Securities, Inc.
Mizuho Securities USA LLC
Raymond James & Associates, Inc.
Regions Securities LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 866-471-2526, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or J.P. Morgan Securities LLC at 212-834-4533.